EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D, and any amendments thereto, with respect to the common stock, par value $0.001 per share, of Grand Perfecta, Inc., a Nevada corporation, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned execute this Joint Filing Agreement as of the 20th day of November, 2017.

KAORI HANAOKA

/s/ Kaori Hanaoka
Kaori Hanaoka

SAKURA CORPORATION LTD.

By:	/s/ Kaori Hanaoka
Kaori Hanaoka, Representative Director

HEART CORPORATION LTD.

By:	/s/ Kaori Hanaoka
Kaori Hanaoka, Representative Director